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EXHIBIT 11

GENERAL HOUSEWARES CORP.
Computation of Primary Earnings Per Share
(Dollars in thousands except per share amounts)
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
                              For the nine months
                              ended September 30,
                              1995           1994

Net income                    $     944      $   1,039

Shares:
  Weighted average number
  of shares of                3,743,106      3,302,419
  common stock outstanding

  Shares assumed issued (less
  shares assumed purchased
  for treasury) on STOCK
  option agreements              26,302         30,872

Rounding                           (408)          (291)
                              ----------     ----------

                              3,769,000      3,333,000
                              ----------     ----------
                              ----------     ----------

Earnings per Common Share:
  Net Income                  $0.25          $0.37
                              ----------     ----------
                              ----------     ----------

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